Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

among

PET LANE, INC.,

USANA HEALTH SCIENCES, INC.

and

YAOLAN LTD.

Dated: August 16, 2010

i

3.20	Environmental Issues	20
3.21	Customers, Distributors and Suppliers	21
3.22	Tax Matters	22
3.23	Interested Party Transactions	23
3.24	Employee Matters	23
3.25	No Other Business	24
3.26	Minute Books	24
3.27	Brokers/Finders	24
3.28	Obligations of Management	24
3.29	Insolvency	24
3.30	Full Disclosure	25
SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER AND USANA	25
4.1	Organization and Good Standing	25
4.2	Authority	25
4.3	No Conflicts	25
4.4	Valid Issuance of Consideration Shares	26
4.5	Financial Capacity	26
4.6	Brokers	26
4.7	Full Disclosure	26
SECTION 5.	ADDITIONAL AGREEMENTS	26
5.1	Non-Solicitation	26
5.2	Confidentiality	27
5.3	Termination of Trademark License Agreement	28
SECTION 6.	CONDITIONS TO CLOSING	28
6.1	Conditions Precedent to Obligations of the Buyer	28
6.2	Conditions Precedent to Obligations of Seller	30
SECTION 7.	INDEMNIFICATION	30
7.1	Survival of Representations and Warranties	30
7.2	Indemnification by Seller	31
7.3	Indemnification by the Buyer and USANA	31
7.4	Procedures for Indemnification	31
7.5	Limitations on Seller’s Indemnification Obligations	33
7.6	Limitations on Buyer’s Indemnification Obligations	33

ii

7.7	Remedies Exclusive	34
SECTION 8.	MISCELLANEOUS PROVISIONS	34
8.1	Amendments and Waivers	34
8.2	Notices	34
8.3	Governing Law	35
8.4	Assignments Prohibited; Successors and Assigns	35
8.5	No Third-Party Beneficiaries	35
8.6	Counterparts	35
8.7	Severability	36
8.8	Entire Agreement	36
8.9	Delays or Omissions; Waivers	36
8.10	Interpretation	36
8.11	Construction	37
8.12	Expenses of the Parties	37
8.13	Dispute Resolution; Venue; Service of Process	37
8.14	Further Assurances	37
8.15	Time of the Essence	37

Schedule A-1 Details of Collective Accounts
Schedule A-2 Schedule of Designated Certificate Holders
Schedule B List of Key Employees
Schedule C List of Major Shareholders
Exhibit A Definitions
Exhibit B Form of Escrow Agreement
Exhibit C Form of BabyCare Holdings’ Registered Agent’s Certificate
Exhibit D Form of Seller’s Waivers
Exhibit E Form of YNML Technology Ltd. Marketing Services Agreement
Exhibit F Form of Guarantee Agreement
Exhibit G Reference Balance Sheet
Exhibit H Form of Representation Letter

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of August 16, 2010 (this “Agreement”), is entered into among:

•      Pet Lane, Inc., a corporation incorporated under the laws of Delaware with its principal address at 2291 Via De Mercados, Suite E, Concord, CA 94520, U.S.A. (the “Buyer”);

•      USANA Health Sciences, Inc., a corporation incorporated under the laws of Utah with its principal address at 3838 West Parkway Blvd, Salt Lake City, Utah 84037, USA (“USANA”)

•      YaoLan Ltd., an exempted company incorporated under the laws of the Cayman Islands with its registered address at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, KY1-1112, Cayman Islands (the “Seller”).

RECITALS

A.            The Seller owns 62,461 ordinary shares of BabyCare Holdings, par value of US$1.00 each, which constitutes all of the issued, allotted and outstanding share capital of BabyCare Holdings (the “Shares”);

B.            The Seller is the beneficial owner of all the Equity Interests in BabyCare via a series of equity and contractual arrangements involving the Seller, the Buyer and BabyCare Holdings.

C.            Buyer is a wholly-owned subsidiary of USANA.

D.            BabyCare is engaged in direct selling business (the “Business”) in the territory of the PRC.

E.            The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Shares upon the terms and subject to the conditions set forth herein.

F.             All capitalized terms used in this Agreement are defined in Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1.  SALE AND PURCHASE OF SHARES

1.1          Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, and in reliance on the representations and warranties made by the Buyer herein,

on the Closing Date, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller all the Shares constituting all of the issued and outstanding shares in the share capital of BabyCare Holdings, free and clear of all Encumbrances.

1.2          Consideration.  Subject to the terms of this Agreement, as full consideration for the sale, transfer, conveyance, and delivery of the Shares and the execution and delivery of the Transaction Documents by the Seller to the Buyer, the Buyer shall deliver to the Seller an aggregate purchase price of no less than US$57,836,000 (the “Purchase Price”), payable in the following manner:

(a)           Closing Payment.  In addition to any items the delivery of which is made an express condition to the Buyer’s obligations at the Closing pursuant to Section 2.2, and subject to fulfillment, to the satisfaction of the Buyer on or prior to the Closing, or waiver by the Buyer of each of the conditions set forth in Section 6, at the Closing, the Buyer shall pay and deliver the Purchase Price to the Seller as follows:

(i)            Closing Cash Payment.  The Buyer shall pay the amount of the applicable Closing Cash Payment as indicated in Schedule A-1 to the Seller by wire transfer of immediately available funds to the accounts designated by the Seller in Schedule A-1 hereto (the “Collective Accounts”, and each, a “Collective Account”).

(ii)           Consideration Shares.  The Buyer shall deliver to the Seller certificates of USANA representing such number of Consideration Shares as set forth against the name of the Persons who are owners of the Seller and designated by the Seller in Schedule A-2 (the “Designated Certificate Holders”, and each, a “Designated Certificate Holder”).  Each of such certificates shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT AS TO THE SECURITIES UNDER SAID ACT, OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.”

(b)           Escrow Amount.

(i)            In addition to the consideration provided in Section 1.2, as security for the indemnification obligations of the Seller set forth in this Agreement and/or any other Transaction Document, at the Closing, the Seller agrees that the Buyer shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds, which Escrow Amount shall be held in escrow for a period of up to eighteen (18) months following the Closing in accordance with the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).  Unless otherwise expressly stated hereunder, none of the payments from the Escrow Amount shall be considered as liquidated damages for any breach under this Agreement or any other Transaction Document.

(ii)           The Seller and the Buyer agree that, in accordance with the Escrow Agreement, the Escrow Agent shall release the Escrow Amount and any interest accrued thereon to the Seller on the Survival Date, or such portion of the Escrow Amount in excess of the aggregate amount of then-outstanding claims for indemnification made by all Buyer Indemnified Persons against the Seller pursuant to Section 7 hereof; provided however that no such release and payment shall be made to the extent that the Escrow Amount would, following such release and payment, be insufficient to satisfy any then-outstanding and unpaid claims for indemnification made by a Buyer Indemnified Person against the Seller pursuant to Section 7 hereof or any then-outstanding payment that is demanded by Buyer pursuant to Section 1.4(d); provided further that to the extent any outstanding claim is resolved in favor of the Seller, any amount of remaining Escrow Amount in excess of any remaining unresolved claims or demanded payment shall be released to the Seller immediately in accordance with the Escrow Agreement.

(iii)          Subject to the foregoing, the Seller and the Buyer agree that the amounts in the Escrow Amount shall be released to the Buyer to satisfy claims by the Buyer Indemnified Persons when such claims become payable under Section 7 or any demand of payment by Buyer when such demand of payment becomes payable under Section 1.4(d), and in accordance with the Escrow Agreement.  The Seller and the Buyer agree that they shall issue “joint instructions” (except that the Escrow Agent shall immediately release the amount payable to the Buyer pursuant to Section 1.4(d) solely upon the written instruction of the Buyer) in order to effectuate the foregoing releases and payments.

(iv)          Notwithstanding the foregoing, the Seller and the Buyer agree that, in the event that the direct selling license issued to BabyCare is cancelled or revoked by the PRC Governmental Authority any time before the Survival Date and due to any reason other than the acts of the Buyer, any BabyCare Company or USANA after the Closing, the full amount of the Escrow Amount shall be released by the Escrow Agent to the Buyer immediately upon receiving the notification of such cancellation or revocation by BabyCare or the Buyer and the written instruction of the Buyer delivered to the Escrow Agent.

(v)           The Seller and the Buyer agree to take any other such actions, as may reasonably be required by the Escrow Agent or otherwise under the Escrow Agreement in order to effectuate the foregoing releases and payments.

(c)           Additional Cash Payment.  Within two (2) Business Days following the date of effectiveness of the Registration Statement, if the Current Market Value of the Consideration Shares is less than US$12,836,000, then the Buyer shall pay the Additional Cash Payment to the Seller by wire transfer of immediately available funds to the Collective Account under the name of YaoLan, Ltd.

(d)           Buyer’s Payment Obligation.  The Seller hereby agrees that any payment made to the Seller by USANA on behalf of the Buyer to fulfill the Buyer’s payment obligations under this Agreement shall be deemed to be made by the Buyer itself pursuant to the terms and conditions of this Agreement.

1.3          Effectiveness of Registration Statement.

(a)           As soon as practicable after the Closing, the Buyer shall cause USANA to prepare and file with the U.S. Securities Exchange Commission (the “SEC”) a registration statement registering the resale of all of the Consideration Shares (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and in accordance with the following provisions of this Section 1.3.

(b)           The Registration Statement shall be on Form S-3 or another appropriate form permitting registration of the Consideration Shares, and the Buyer shall cause USANA to use its commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act, as promptly as practicable but in any event no later than the 120th day following the Closing Date (or the next following Business Day if such date is not a Business Day), and to keep such Registration Statement continuously effective under the Securities Act until the earlier of (i) the resale of all of the Consideration Shares in accordance with the Registration Statement and (ii) such time as the Consideration Shares become eligible for resale pursuant to Rule 144 or any similar or analogous rule then in effect under the Securities Act, but in no event later than the twelve (12) month anniversary of the Closing Date (the “Effectiveness Period”). At the time the Registration Statement is declared effective, the Designated Certificate Holders shall be named as selling security holders in such Registration Statement and the related prospectus in such a manner as, and to the extent necessary, to permit them to deliver such prospectus to purchasers of the Consideration Shares in accordance with applicable law. The Buyer shall not require the opinion of the Seller’s counsel before authorizing the transfer of the Consideration Shares or the removal of the legends of restricted shares for resale pursuant to Rule 144 under the Securities Act or for distribution to partners or members of the Designated Certificate Holders.

(c)           Prior to the effectiveness of the Registration Statement, the Designated Certificate Holders and their Affiliates shall be prohibited from doing anything, directly or indirectly, to influence or manipulate the trading price of USANA’s common stock, including, without limitation, through trading in USANA’s common stock or through offering, seeking or proposing to acquire or sell USANA’s common stock, whether directly or indirectly through a third party or through the use of derivative instruments.

(d)           The Seller shall cause the Designated Certificate Holders, the BabyCare Companies, and their respective Affiliates and Representatives to, (i) furnish in a timely manner to the Buyer upon the Buyer’s reasonable request such further information, (ii) execute and deliver to the Buyer such other documents, and (iii) do such other acts and things, all as the Buyer may reasonably request for the purpose of preparing and effectuating the Registration Statements as set forth above.

1.4          Purchase Price Adjustments.

(a)           As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a written statement (the “Initial WC and Cash Statement”), setting forth the Buyer’s determination of BabyCare’s Working Capital and Net Cash as of the close of business on the Closing Date (such Working Capital and Net Cash, respectively, the “Closing Date Working Capital” and the “Closing Date Net Cash”) prepared on the basis of, and using the same accounting policies, principles, methodologies and preparations as, the Reference Balance Sheet.

(b)           The Seller shall notify the Buyer in writing (the “Notice of Disagreement”) within fifteen (15) Business Days after receiving the Initial WC and Cash Statement if the Seller disagrees with the Buyer’s calculation of the Closing Date Working Capital or the Closing Date Net Cash.  The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the dollar amounts involved and the Seller’s good faith estimate of the Closing Date Working Capital or the Closing Date Net Cash, as applicable.  If the Seller does not deliver a Notice of Disagreement to the Buyer within such fifteen (15) Business Day period, then the Initial WC and Cash Statement shall be deemed to have been accepted by the Seller, shall become final and binding upon the parties hereof and shall be deemed the Final WC and Cash Statement.

(c)           During the thirty (30) Business Days immediately following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement.  If at the end of such thirty (30) Business Day period the Seller and the Buyer have been unable to agree upon a Final WC and Cash Statement, then the Seller and the Buyer shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement.  The Buyer and the Seller shall cause the Independent Accounting Firm to make a final determination (which determination shall be binding on the parties hereto) of the Closing Date Working Capital or the Closing Date Net Cash, as applicable, within thirty (30) Business Days from such submission, and such final determination shall be deemed the Final WC and Cash Statement.  The cost of the Independent Accounting Firm’s review and determination shall be equally shared by the parties.  During the thirty (30) Business Day review by the Independent Accounting Firm, the Buyer and the Seller will each make available to the Independent Accounting Firm such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

(d)           If (i) the amount by which the Estimated Working Capital exceeds the amount of the Closing Date Working Capital (as set forth in the Final WC and Cash Statement) (such excess amount, the “WC Surplus”), or (ii) the amount by which the Estimated Net Cash exceeds the amount of the Closing Date Net Cash (as set forth in the Final WC and Cash Statement) (such excess amount, the “Net Cash Surplus”), then, within five (5) Business Days after the Final WC and Cash Statement becomes or is deemed final and binding on the parties hereto, the Seller shall pay to the Buyer the WC Surplus or the Net Cash Surplus, whichever is larger, together with interest accrued on such amount at the Interest Rate from the Closing Date until the date of payment (collectively, the “Adjustment Amount”), by wire transfer of immediately available funds to the account designated by the Buyer or from the Escrow account, at the sole option of Buyer, provided that, no payment shall be made pursuant to this subsection (d) if the Adjustment Amount is less than US$100,000.

SECTION 2.  THE CLOSING

2.1          Time and Place of Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Hogan Lovells International LLP, Beijing, simultaneously with the execution of this Agreement and the other agreements related to the transactions contemplated hereby (the “Closing Date”).

2.2          Closing Deliveries by Seller.  At the Closing, the Seller shall deliver to the Buyer each of the following items, all of which shall be in form and substance reasonably acceptable to the Buyer.

(a)           (Good standing certificates) a certificate of good standing of BabyCare Holdings dated no earlier than ten (10) Business Days prior to the Closing Date.

(b)           (Registered agent’s certificate) a certificate of incumbency executed by BabyCare Holdings’ registered agent in the Cayman Islands, dated no earlier than ten (10) Business Days prior to the Closing Date and in substantially the form attached hereto as Exhibit C or other similar form that is acceptable to the Buyer, attached with a true copy of each of the following items of BabyCare Holdings:

(i)            register of members immediately prior to the Closing;

(ii)           register of directors immediately prior to the Closing;

(iii)          register of mortgages and charges immediately prior to the Closing; and

(iv)          applicable Constitutional Documents in effect immediately prior to the Closing.

(c)           (Corporate resolutions) true copies of the board and shareholders resolutions, including any class consents, of the Seller and BabyCare Holdings, authorizing and approving, inter alia, (A) the Transactions; and (B) the resignation and appointment of directors as contemplated hereunder, certified by a director of the Seller and BabyCare Holdings, as applicable.

(d)           (Intentionally Deleted)

(e)           (Consents) true copies of duly executed Consents of all third parties required for the Seller to consummate the Transaction, if any, in form and substance reasonably satisfactory to the Buyer, including the necessary Consents of the shareholders of the Seller in connection with the consummation of the Transaction, unless such third party has waived its consent rights in writing, certified by a director of the Seller.

(f)            (Governmental Approvals) true copies of all Governmental Approvals necessary for the consummation of the Transactions and the conduct of the Business, including but not limited to the Governmental Approvals and Consents necessary for BabyCare’s conduct of its direct selling business in the PRC as set forth in Section 6.1(e).

(g)           (Transaction Documents) each Transaction Document, duly executed by each party thereto (except the Buyer).

(h)           (Share certificates) all original certificates issued by BabyCare Holdings to the Seller, representing the total number of the Shares to be sold by the Seller to the Buyer hereunder.

(i)            (Instruments of transfer) instrument(s) of transfer with respect to the applicable number of Shares to be sold to the Buyer hereunder, duly executed by the Seller.

(j)            (Updated registers of members) a true copy of the updated register of members of BabyCare Holdings, certified by the registered office or a director of BabyCare Holdings, showing all the Shares have been sold and transferred by the Seller to the Buyer at the Closing.

(k)           (Updated register of directors) a true copy of the updated register of directors of BabyCare Holdings, certified by the registered agent or a director of BabyCare Holdings, showing such persons designated by the Buyer having been appointed as the directors of BabyCare Holdings as of the Closing Date.

(l)            (Director resignations) resignation letters of all the existing directors of each BabyCare Company dated and effective on or prior to the Closing Date, and all other documents and instruments duly executed to effect the change or appointment of the directors of each BabyCare Company to such persons designated by the Buyer, including release of claims from such existing directors, reasonably acceptable to the Buyer.

(m)          (Employment Agreement) the Employment Agreement duly executed by each Key Employee and the applicable BabyCare Company.

(n)           (Intentionally Deleted)

(o)           (Seals and chops; Books and Records) all seal and chops of each BabyCare Company, including but not limited to common seal, company chop, finance chop and contract chop (if any), and a list of all seals and chops belonging to each BabyCare Company, certified by the President or Chief Executive Officer of the Seller, and all Books and Records of each BabyCare Company.

(p)           (Change of bank signatories) a true copy of the bank mandate or other equivalent item evidencing the withdrawal of authorized signatory appointed or nominated by each BabyCare Company prior to the Closing Date for purpose of operating its bank account(s) and the appointment of such person(s) designated by the Buyer as the sole and exclusive authorized signatory(ies) for such purpose.

(q)           (YNML Marketing Services Agreement) the YNML Marketing Services Agreement by and between BabyCare, Yaolan New Media Ltd. and YNML in substantially the form of Exhibit E hereto duly executed by each party thereto.

(r)            (Opinion of Seller’s counsels) legal opinions from the Seller’s Cayman Islands counsel addressed to the Buyer dated as of the Closing, in form and substance satisfactory to the Buyer.

(s)            (Guarantee Agreement) the Guarantee Agreement(s) between the Buyer and each of the shareholders of the Seller set forth in Schedule C (the “Major Shareholders”) in substantially the form of Exhibit F hereto duly executed by each party thereto (except for the Buyer) (the “Guarantee Agreement”).

(t)            (Representation Letter) The representation letter in substantially the form of Exhibit H hereto duly executed by the Seller (the “Representation Letter”).

(u)           (Other documents) such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Shares in accordance with the terms hereof and consummate the Transaction, and to vest in the Buyer full and complete title to the Shares, free and clear of all Encumbrances.

2.3          Closing Deliveries by the Buyer.  At the Closing, the Buyer shall deliver the following items to the Seller:

(a)           (Purchase Price)  the Closing Cash Payment and the Consideration Shares to the Seller in accordance with Section 1.2(a) above;

(b)           (Escrow Agreement)  the Escrow Agreement, duly executed by the Buyer, to the Seller; and

(c)           (Other documents) such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Shares in accordance with the terms hereof and consummate the Transaction, and to vest in the Buyer full and complete title to the Shares, free and clear of all Encumbrances.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER AND BABYCARE HOLDINGS

Except as set forth in the corresponding sections of the disclosure schedule of the Seller delivered to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (provided, that if any fact or item disclosed in any section of the Seller Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), the Seller hereby represents and warrants to the Buyer that, as of the date hereof:

3.1          Organization, Standing and Qualification of Seller.  The Seller is an exempted company duly incorporated and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Seller is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required.

3.2          Authorization of Seller.

(a)           All corporate action on the part of the Seller and its respective officers, directors, shareholders and Affiliates, and all shareholder action, necessary for the authorization, execution, delivery and performance of this Agreement, each Transaction Document and Ancillary Document to which it is a party, the performance of all obligations of the Seller hereunder and thereunder has been taken.

(b)           This Agreement, each Transaction Document and Ancillary Document to which the Seller is a party will constitute (upon the execution and delivery at the Closing) valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)           The execution, delivery and performance by the Seller of this Agreement and each Transaction Document and Ancillary Document to which it is a party, and the consummation of the Transactions contemplated hereby and thereby: (i) will not result in any violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of the Seller’s Constitutional Documents; (ii) will not result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which the Seller is a party or by which it is bound; and (iii) will not violate any Law or Order applicable to or bearing upon the Seller or its assets or businesses.

(d)           The Seller is not required to obtain any Consent, including any Governmental Authority, from any Person or any Governmental Authority in connection with the execution, delivery and performance of this Agreement, each Transaction Document and Ancillary Document to which it is a party or the consummation of the Transactions contemplated hereby or thereby. There are no Proceedings pending, or to the Knowledge of the Seller, threatened against the Seller that would have the effect of preventing or materially delaying the Seller from executing and delivering this Agreement or consummating any of the transactions contemplated by this Agreement.

3.3          Ownership and Transfer of Shares.  The Seller is the legal and beneficial owner of the Shares, free and clear of any and all Encumbrances.  The Seller has the corporate power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Buyer good, legal and marketable title to the Shares, free and clear of any and all Encumbrances.

3.4          Brokers/Finders.  Except as set forth in Section 3.4 of the Seller Disclosure Schedule, the Seller does not have any Contract, arrangement or understanding with any broker, finder or similar agent with respect to the Transactions.

3.5          Organization, Standing and Qualification of BabyCare Companies. Each BabyCare Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under each of the other Transaction Documents and Ancillary Documents to which it is a party.  Each BabyCare Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would constitute a Material Adverse Effect.

3.6          Capitalization.

(a)           Capitalization of BabyCare Holdings.  As of the date hereof and immediately prior the Closing, the authorized share capital of BabyCare Holdings is US$200,000, divided into 200,000 Shares, 62,461 of which are outstanding and held by the Seller.

(b)           Capitalization of BabyCare.  Immediately prior to the Closing, the total investment of BabyCare is US$50,000,000 and its total registered capital is US$20,000,000.  All of BabyCare’s registered capital has been fully paid up and held by the Buyer of record free of any Encumbrance.  All of the Equity Interests in BabyCare were acquired and have been held by the Buyer in trust on behalf of the Seller pursuant to the Trust Agreement, which agreement will be assigned to BabyCare Holdings immediately prior to Closing such that BabyCare Holdings will be the beneficial owner of all such Equity Interests and then terminated upon Closing resulting in the Buyer being the legal and beneficial owner of all such Equity Interests.

(c)           Options.  Except for the conversion privileges of the outstanding Shares and as disclosed in Section 3.6(c) of the Seller Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any Equity Securities of any BabyCare Company.  Except as noted in this Section 3.6(c) or otherwise set forth in the Seller Disclosure Schedule, no shares of the outstanding share capital of any BabyCare Company, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by any BabyCare Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of any BabyCare Company or any other person).

(d)           Outstanding Security Holders. A complete and current list of all outstanding ultimate or beneficial shareholders and any other holders of the Equity Securities of each BabyCare Company as of the date hereof and immediately prior to the Closing is set forth in Section 3.6(d) of the Seller Disclosure Schedule, indicating the type, class and number (in the case of any outstanding options, warrants or convertible securities, the applicable exercise or conversion price) of such Equity Securities held by each such holder.

(e)           Valid Issuance.  All outstanding share capital or registered capital of each BabyCare Company has been duly and validly issued (or subscribed for), fully paid and non-assessable, and are free and clear of any Encumbrances, except as otherwise set forth herein or as disclosed in Section 3.6(e) of the Seller Disclosure Schedule.  No outstanding share, option, warrant, registered capital or other Equity Security of any BabyCare Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract or any applicable Law, including without being limited to applicable securities Laws and any exemption therefrom, by which each such BabyCare Company at the time of issuance or subscription was bound.  Except as set forth in Section 3.6(e) of the Seller Disclosure Schedule and as contemplated under the Transaction Documents, (i) there is no resolution pending to increase the share capital or registered capital of any BabyCare Company; (ii) there is no outstanding Contract under which any Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any BabyCare Company; (iii) there is no dividend which has accrued or been declared but is unpaid by any BabyCare Company; (iv) there is no outstanding or authorized equity appreciation, phantom equity, equity plan or similar right with respect to any BabyCare Company, and (v) neither of the BabyCare Companies is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any of the Equity Securities of such BabyCare Company.

3.7          Subsidiaries.  Section 3.7 of the Seller Disclosure Schedule contains a complete list of any subsidiaries and branches of each BabyCare Company as of the date hereof and immediately prior to the Closing.  Except as set forth in such section of the Seller Disclosure Schedule, neither of the BabyCare Companies has any subsidiary, nor does any of them hold or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other Entity, or maintain any other offices or branches.

3.8          Financial Statements.  The Seller has delivered to the Buyer the Financial Statements.  Such Financial Statements (i) have been prepared in accordance with the Books and Records of each BabyCare Company, (ii) are true, correct and complete and present fairly the financial condition of such BabyCare Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with the GAAP applied on a consistent basis, except as to the unaudited consolidated Financial Statements, for the omission of notes thereto and normal year-end audit adjustments.  Specifically, but not by way of limitation, the most recent balance sheets included within the Financial Statements disclose all of each BabyCare Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed on a balance sheet in accordance with the GAAP, other than current Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business consistent with its past practices that are not material in the aggregate.  Each BabyCare Company maintains a standard system of accounting established and administered in accordance with the GAAP.

3.9          Liabilities.  Except as disclosed in the Financial Statements and Section 3.9 of the Seller Disclosure Schedule, neither of the BabyCare Companies has any Liabilities, including any indebtedness for borrowed money, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such BabyCare Company has otherwise become directly or indirectly liable.

3.10        Title to Properties and Assets.  Each BabyCare Company has good and marketable title to, or valid rights to use, all of its properties and assets (whether tangible or intangible) that it purports to own (including as reflected in its balance sheets of the Financial Statements) or that it currently uses (except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date), free and clear of any and all Encumbrances of any party other than the lessors of such property and assets in the case that it is leased by any BabyCare Company.  Such properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the BabyCare Companies as presently conducted and as proposed to be conducted, and have been properly maintained and are in good working condition.  Each BabyCare Company has been and is in compliance with all the leases with respect to the property and assets it leases.

3.11        Proprietary Assets.

(a)           Ownership of Proprietary Assets.  Each of the BabyCare Companies owns all right, title and interest in and to, free and clear of all Encumbrances, or has all necessary and valid rights to use, all of the Proprietary Assets, and no item of Proprietary Assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge.  Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, each Proprietary Assets is valid, enforceable, and subsisting, in full force and effect, and has not been cancelled, expired or abandoned.  To the Seller’s Knowledge, there exists no notice, claim or assertion that any item of Proprietary Assets is invalid and is aware of any actual, threatened or pending claim, action, opposition, re-examination, interference or cancellation proceeding with respect thereto.  Section 3.11(a) of the Seller Disclosure Schedule contains a complete and accurate list of each item of Proprietary Assets, including without limitation the Proprietary Assets owned by each BabyCare Company which is a patent, patent application, registered trademark or service mark (or applications and renewals thereof), material unregistered trademark or service mark (including domain name registrations), trade name, domain name, registered copyright (or applications and renewals thereof), material unregistered copyright and Software.

(b)           Use of Proprietary Assets.  The BabyCare Companies have not interfered with, infringed upon, misappropriated or violated any rights of third parties to the Proprietary Assets due to their use of Proprietary Assets, and the BabyCare Companies have not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation, nor is any BabyCare Company aware of any reasonable basis therefor.  No third party has interfered with, infringed upon, misappropriated or violated any rights of the BabyCare Companies to any of the Proprietary Assets. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, there are no outstanding options, licenses or agreements of any kind granted by any BabyCare Company relating to the Proprietary Assets owned by any BabyCare Company, and such BabyCare Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Assets owned by any other Person, except for standard end-user agreements with respect to commercially available Proprietary Assets such as “off the shelf” computer software all of which are valid and fully paid.  Each BabyCare Company has used best efforts to protect its title and ownership in the Proprietary Assets owned by such BabyCare Company and the confidentiality of its trade secrets.  To the Seller’s Knowledge, there has been no material disclosure of any trade secrets of any BabyCare Company by any Person other than pursuant to the terms of a non-disclosure agreement, and, to the Seller’s Knowledge, no party to any non-disclosure agreement relating to any BabyCare Company’s trade secrets is in breach or default thereof.

(c)           Work Products Owned by BabyCare Companies.  All personnel of each BabyCare Company, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Proprietary Assets on behalf of such BabyCare Company with respect to the business of such BabyCare Company, either (i) have been a party to a “work-for-hire” arrangement or similar agreement with such BabyCare Company, in accordance with applicable Laws, that has accorded such BabyCare Company full, effective, exclusive, and original ownership of all tangible and intangible property and related rights thereby arising, or (ii) have executed appropriate instruments of assignment in favor of such BabyCare Company that have conveyed to such BabyCare Company full, effective, and exclusive ownership of all tangible and intangible property and related rights thereby arising.

(d)           Employees’ Invention.  To the Seller’s Knowledge, none of the officers or employees or consultants of any BabyCare Company is obligated under any agreement or contract (including licenses, covenants or commitments of any nature) or instrument, or subject to any judgment, decree or order of any court or Governmental Authority or instrumentality, that would interfere with the use of his best efforts to promote the interests of such BabyCare Company or that would conflict with the business as currently conducted or as proposed to be conducted by such BabyCare Company, or that would prevent such officers or employees or consultants from assigning to such BabyCare Company all Proprietary Assets conceived, developed or reduced to practice in connection with services rendered to such BabyCare Company.  Neither the execution nor delivery of this Agreement or the other Transaction Document or Ancillary Document, nor the carrying on of the business as currently conducted or as proposed to be conducted by any BabyCare Company, will, to the Seller’s Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a violation or default under, any such Contract, judgment, decree or order under which any of such officers or employees are currently obligated.  To the Seller’s Knowledge, neither of the BabyCare Companies is or will be necessary to utilize any inventions of any of its officers or employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such BabyCare Company.

3.12        Material Contracts and Obligations.

(a)           For purpose of this Section 3.12, a “Material Contract” means a Contract (oral or written) which any BabyCare Company is a party to or it is bound by, and which

(i)            has an aggregate value, cost or amount, or imposes liability or contingent liability on any BabyCare Company, in excess of US$100,000 or extends for more than one year beyond the Closing,

(ii)           cannot be terminated without having any Material Adverse Effect on any BabyCare Company,

(iii)          is not readily able to be fulfilled or performed by a BabyCare Company on time or without undue burden or unusual expenditure of money or efforts,

(iv)          is entered into with an Interested Party of a BabyCare Company,

(v)           relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption, of, or voting rights or any other rights attached to, any Equity Securities of a BabyCare Company,

(vi)          is entered into with a material customer or material supplier of a BabyCare Company or with a Governmental Authority,

(vii)         involves Indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of any Encumbrance,

(viii)        involves the acquisition or sale of a business, a merger, consolidation, amalgamation, a partnership, joint venture, or similar arrangement,

(ix)          involves the purchase, lease or disposal of any real property,

(x)           involves the transfer or license of any Proprietary Asset to or from a BabyCare Company (other than licenses from commercially readily available “off the shelf” Software), or obligates a BabyCare Company to share or develop any Proprietary Asset with any other Person,

(xi)          contains change in control, exclusivity, non-competition or similar clauses that impair, restrict or impose conditions on a BabyCare Company’s right to offer or sell products or services in specified areas, during specified periods or otherwise,

(xii)         is not in the ordinary course of business of a BabyCare Company, or

(xiii)       is otherwise material to the conduct and operations of a BabyCare Company’s business and properties.

(b)           All Material Contracts are listed in Section 3.12 of the Seller Disclosure Schedule and have been made available for inspection by or, if they are oral Contracts, have been summarized in writing for the Buyer and its counsels.  Each Material Contract is a valid, binding and enforceable agreement of the parties thereto, the performance of which does not violate any applicable Law, and is and has been in full force and effect, and the terms thereof have been complied with by the relevant BabyCare Companies and, to the Seller’s Knowledge, by all the other parties thereto.  There are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts and no notices of violation, default, termination or intention to terminate (whether or not such notice is in writing) have been received in respect of any Material Contract.

3.13        Proceedings.

(a)           General.  There is no Proceeding pending or, to the Seller’s Knowledge, threatened, against any BabyCare Company or the business of the BabyCare Companies, and  the Seller is not aware of any event or circumstance that may form a basis for any such Proceeding.  The foregoing includes, without limitation, Proceedings pending or threatened against the BabyCare Companies or the business of the BabyCare Companies (or any basis therefor known to the Seller or the BabyCare Companies) involving the prior employment of any BabyCare Company’s employees, their use in connection with the business of the BabyCare Companies of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.  Neither of the BabyCare Companies is a party or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or Governmental Authority.  There is no Proceeding by the BabyCare Companies that is currently pending or that any BabyCare Company intends to initiate.

(b)           Anti-Corruption Laws Matters.  To the Seller’s Knowledge, there are no Proceedings pending or threatened against any BabyCare Company or any director, officer, agent, employee, or any other Person acting for or on behalf of such BabyCare Company, alleging a violation of any applicable Law, including but not limited to the Anti-Corruption Laws, (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of such BabyCare Company.

3.14        Compliance.

(a)           General Compliance.  Neither of the BabyCare Companies is in violation, or has been in material violation at any time since its incorporation of any applicable Law.  All Consents from any Governmental Authority and any third party which are required to be obtained or made by the Seller or the BabyCare Companies under applicable Laws in connection with the due and proper establishment of each BabyCare Company and the conduct of the business or the consummation of the Transactions contemplated under the Transaction Documents, the absence of which would be reasonably likely to have a Material Adverse Effect, have been obtained or completed in accordance with the relevant Laws, are not in default, and are in full force and effect.  Neither of the BabyCare Companies is in receipt of any notice from any Governmental Authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.  In respect of Approvals, licenses or permits requisite for the conduct of any part of the business of the BabyCare Companies which are subject to periodic renewal,  none of the BabyCare Companies and the Seller has any reason to believe that such requisite renewals will not be timely granted by the relevant Governmental Authorities.

(b)           PRC Laws Compliance by BabyCare.  BabyCare has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance with all relevant PRC Laws and with all requisite Governmental Approvals granted by the competent PRC Governmental Authorities.  All Approvals from any PRC Governmental Authority, including, without limitation, the direct selling license, and any third party which are required to be obtained or made by BabyCare under applicable PRC Laws in connection with the due and proper establishment of BabyCare and the conduct of its business or the consummation of the Transactions contemplated hereunder have been obtained or completed in accordance with the relevant PRC Laws, and are in full force and effect and there exist no grounds on which any such Governmental Approval may be cancelled or revoked, or BabyCare or its Representatives may be subject to Liability for default or violation of any Governmental Approvals, any misrepresentations or failure to disclose information to the issuing PRC Governmental Authorities.  Without limiting the generality of the above, BabyCare has obtained all Governmental Approvals and Consents necessary for the conduct of its direct selling business in the PRC as currently conducted or as currently planned or contemplated to be conducted, which Governmental Approvals and Consents are in full force and effect as of the date hereof and the Closing Date and will be in full force and effect for at least eighteen (18) months following the Closing.

(c)           Anti-Corruption Laws Compliance.  Neither of the BabyCare Companies or any of their respective Representatives has violated the Anti-Corruption Laws, nor has any of the above Persons offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, or for purpose of assisting any BabyCare Company in obtaining or retaining business for or with, or directing business to any BabyCare Company.

(d)           Trade Organizations.  Section 3.14(d) of the Seller Disclosure Schedule contains a complete and accurate list of all trade organizations, associations, and other self-regulatory organizations to which any BabyCare Company is a member.  Neither of the BabyCare Companies is in violation, or has been in material violation of any applicable rules, regulations, policies, or charters of any trade organizations, association, and other self-regulatory organizations.

3.15        SFDA Regulatory Matters.

(a)           General SFDA Regulatory Matters. BabyCare has, since its incorporation, complied with all applicable Laws issued by SFDA to the extent applicable to the business as currently conducted and as proposed to be conducted.  All product manufacturing activities conducted by BabyCare in the PRC comply and have complied, since its incorporation, with all applicable good manufacturing practices and other similar standards and requirements established by SFDA.  BabyCare is not the subject of any investigation or administrative review by SFDA, nor has any investigation, prosecution, or other enforcement action been threatened by SFDA.  BabyCare has not received from SFDA any letter or other document asserting that it has violated any of the SFDA Regulations.  BabyCare has conducted its sales, marketing and distribution activities in full compliance with all applicable SFDA Regulations and has not engaged in or is not currently engaged in any pattern of business activities with the objective of circumventing any of the SFDA Regulations.

(b)           Industry Permits.

(i)            Nutritional Supplement Product Registration and Approval.  Section 3.15(b)(i) of the Seller Disclosure Schedule sets forth a list of all Products.  Each Product, where required under any of the SFDA Regulations, is the subject of a Governmental Approval for nutritional supplement product registration issued by SFDA and each such Governmental Approval, where required, remains valid and in full force and effect.  Section 3.15(b)(i) of the Seller Disclosure Schedule also sets forth each such Governmental Approval for nutritional supplement product received by BabyCare, specifying the date on which each such approval was originally issued and the length of the monitoring period established by SFDA with respect to such approval.  None of the BabyCare Companies and the Seller has any reason to believe that any renewal of such product registration and approval will not be timely granted by SFDA.  Each such product registration and approval listed in the Seller Disclosure Schedule is valid and in full force and effect, and has been valid and in full force and effect at all times during which BabyCare has been engaged in sales of nutritional supplement subject to the jurisdiction of SFDA.

(ii)           Manufacturing Permits.  BabyCare has obtained all nutritional supplement-related manufacturing permits from SFDA necessary for the conduct of its manufacturing activities as previously and currently conducted and as proposed to be conducted.  Section 3.15(b)(ii) of the Seller Disclosure Schedule sets forth each such manufacturing permit received by BabyCare, specifying the date on which such permit was originally issued and applicable date and period of renewal.   None of the BabyCare Companies and the Seller has any reason to believe that any renewal of such manufacturing permit will not be timely granted by SFDA.  Each such manufacturing permit listed in the Seller Disclosure Schedule is valid and in full force and effect, and has been valid and in full force and effect at all times during which BabyCare has been engaged in nutritional supplement-related manufacturing activities subject to the jurisdiction of SFDA.

(iii)          Distribution Permits. BabyCare has obtained all nutritional supplement-related distribution permits from SFDA necessary for the conduct of its sales, marketing and distribution activities in relation to its Products as previously and currently conducted and as proposed to be conducted.  Section 3.15(b)(iii) of the Seller Disclosure Schedule sets forth each such distribution permit received by BabyCare, specifying the date on which such permit was originally issued and the applicable date and period of renewal thereof.  None of the BabyCare Companies and the Seller has any reason to believe that any renewal of such distribution permit will not be timely granted by SFDA.  Each such distribution permit listed in the Seller Disclosure Schedule is valid and in full force and effect, and has been valid and in full force and effect at all times during which BabyCare has been engaged in nutritional supplement-related sales, marketing and distribution activities subject to the jurisdiction of SFDA.

(c)           Certifications and Standards.

(i)            Good Manufacturing Practices.  BabyCare has obtained certifications of good manufacturing practices as adopted in the PRC covering all operations of BabyCare where such certificates are required under any applicable Law or any Contract by which BabyCare is bound.  Section 3.15(c)(i) of the Seller Disclosure Schedule sets forth each good manufacturing practices certificate received for each manufacturing facility of BabyCare, specifying the date on which such certificate was originally issued and each applicable date and period of renewal thereof.  All such good manufacturing practices certificates are valid and in full force and effect and have been valid and in full force and effect during any period during which such certificates were required under applicable Laws.  None of the BabyCare Companies and the Seller has any reason to believe that any renewal of such good manufacturing practices certificate will not be timely granted by SFDA.

(ii)           Good Supply Practices.  BabyCare has obtained certifications of good supply practices as adopted in the PRC covering all operations of BabyCare where such certificates are required under applicable Laws or any Contract by which BabyCare is bound.  Section 3.15(c)(ii) of the Seller Disclosure Schedule sets forth each such good supply certificate received by BabyCare, specifying the date on which such certificate was originally issued and each applicable date and period of renewal thereof.  All such good supply certificates are valid and in full force and effect and have been valid and in full force and effect during any period during which such certificates were required under applicable Laws.  None of the BabyCare Companies and the Seller has any reason to believe that any renewal of such good supply certificate listed in will not be timely granted by SFDA.

(iii)          Research Practices.  All research and development activities conducted by or for BabyCare have, at all times, complied with all applicable Laws.  All research involving human subjects conducted by or for BabyCare have (i) been conducted in compliance with all applicable Laws governing the protection of human subjects, (ii) had obtained the Consent of an institutional review board (if applicable and required), (iii) had the informed Consent of the subjects, (iv) complied with medical privacy requirements (if applicable and required), and (v) not involved any investigator who has been disqualified as a clinical investigator by SFDA or any other agency or has been found by any agency with jurisdiction to have engaged in scientific misconduct.

(iv)          Price Controls.  BabyCare has no Knowledge of any price adjustments or proposed price adjustments by NDRC which would adversely affect the current pricing of any Products marketed and sold by BabyCare.  Section 3.15(c)(iv) of the Seller Disclosure Schedule sets forth a list of all Products for which BabyCare has obtained premium pricing status from NDRC.

3.16        Compliance with Other Instruments and Agreements. The Constitutional Documents of each BabyCare Company are valid and have been duly approved or issued (as applicable) by competent Governmental Authorities in the jurisdiction where such BabyCare Company is incorporated.  Neither of the BabyCare Companies is in nor shall the business as currently conducted or proposed to be conducted result in violation, breach or default of any term or provision of the Constitutional Documents, or of any term or provision of any Contract to which such BabyCare Company is a party or by which it may be bound, or of any provision of any Law applicable to or binding upon such BabyCare Company.  None of the activities, Contracts or rights of any BabyCare Company is ultra vires or unauthorized.  The execution, delivery and performance of and compliance with this Agreement and any other Transaction Document and Ancillary Document and the consummation of the Transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any BabyCare Company’s Constitutional Documents or any Contract to which such BabyCare Company is a party or by which it may be bound, or, to the Seller’s Knowledge, a violation of any Law or an event which results in the creation of any Encumbrance upon any asset of any BabyCare Company.

3.17        Disclosure.  The Seller has fully provided the Buyer with all information necessary or desirable for the Buyer to decide whether to purchase the Shares and all information that the Seller believes to be reasonably necessary to enable the Buyer to make such decision.  No representations or warranties made by the Seller in this Agreement and no information or materials provided by the Seller to the Buyer in connection with the negotiation or execution of this Agreement or any other Transaction Document contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.18        Insurance. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, BabyCare has obtained and maintains the insurance coverage of the same types and at the same coverage levels as other similarly situated companies in the same industry in which BabyCare operates its business or possesses its properties and assets, in accordance with its best commercial practices.  To the Seller’s Knowledge, nothing has been done or omitted to be done by or on behalf of BabyCare which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and, to the Seller’s Knowledge, there are no facts or circumstances likely to give rise to such claim or result in an increased rate of premium.  All information furnished in obtaining or renewing the insurance policies of BabyCare was correct, full and accurate when given and any change in that information required to be given was correctly given.  BabyCare is not in default under any of these policies.  BabyCare has not suffered any uninsured losses or waived any rights of material or substantial value or allowed any insurance to lapse.  No claim under any policy of insurance taken out in connection with the business or assets of BabyCare is outstanding and, to the Seller’s Knowledge, there are no facts or circumstances likely to give rise to such a claim.

3.19        Activities Since Balance Sheet Date.  Since the Balance Sheet Date, except as contemplated in the Transaction Documents, with respect to each BabyCare Company, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of such BabyCare Company from that reflected in the Financial Statements, except changes in the ordinary course of business of such BabyCare Company that have not been adverse to such BabyCare Company;

(b)           any change in the contingent obligations of such BabyCare Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operating results, prospects or business of such BabyCare Company (as presently conducted and as proposed to be conducted);

(d)           any waiver by such BabyCare Company of a valuable right or of any debt;

(e)           any satisfaction or discharge of any Encumbrance or payment of any Indebtedness or obligation by such BabyCare Company, except such satisfaction, discharge or payment made in the ordinary course of business of such BabyCare Company that do not constitute or result in, the aggregate, a Material Adverse Effect;

(f)            any change or amendment to a Material Contract or arrangement by which such BabyCare Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)           any change in any compensation arrangement or agreement with any present or prospective employee, contractor or director other than normal budgeted adjustments consistent with its past practices;

(h)           any sale, assignment or transfer of any Proprietary Assets or other intangible assets of such BabyCare Company;

(i)            any resignation or termination of employment with any Key Employees;

(j)            any mortgage, pledge, transfer of a security interest in, or Encumbrance created by such BabyCare Company, with respect to any of such BabyCare Company’s properties or assets, except for Encumbrances for taxes not yet due or payable;

(k)           any debt, obligation, or liability incurred, assumed or guaranteed by such BabyCare Company individually in excess of US$50,000, or in excess of US$100,000 in the aggregate;

(l)            any declaration, setting aside or payment or other distribution in respect of any of such BabyCare Company’s Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any of such Equity Securities by such BabyCare Company;

(m)          any failure to conduct business in the ordinary course of business;

(n)           any transactions with any Interested Party of any BabyCare Company;

(o)           any other event or condition of any character which could reasonably be expected to constitute or result in a Material Adverse Effect; or

(p)           any agreement or commitment by the Seller or any BabyCare Company to do any of the things described above.

3.20        Environmental Issues.

(a)           Compliance with Environmental Laws.  BabyCare is currently in compliance with all Environmental Laws and has at all times complied with all Environmental Laws.

(b)           Hazardous Substance.  BabyCare has not engaged in or permitted nor, to the Seller’s Knowledge, has any previous owner or occupier engaged in or permitted any operations or activities upon the assets owned or used by BabyCare involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any

Hazardous Substance, or any substance regulated by the Environmental Laws.  No discharge, release, leaching, emission or escape into the Environment (including the assets owned or used by BabyCare) of any Hazardous Substance or any substance regulated by the Environmental Laws has occurred or is occurring in the conduct of the business or any former business of BabyCare or in connection with or in relation to any assets of BabyCare while such assets were in the ownership or under the control of BabyCare and no such discharge, release, leaching, emission or escape has occurred or is occurring for which BabyCare might otherwise be held liable.

(c)           Environmental Permits.  BabyCare has obtained all Environmental permits for the carrying on of its business.  All such Environmental permits are valid and subsisting and, to the Seller’s Knowledge, there is no reason that any of them should be varied, suspended, cancelled, revoked or not renewed upon expiry on substantially the same terms.  BabyCare has at all times complied with the terms and conditions of its Environmental permits.

(d)           No Environmental Proceedings.  There have not been nor are there pending or, to the Seller’s Knowledge, threatened civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any Governmental Authority under any Environmental Law against BabyCare or any of its assets and, to the Seller’s Knowledge, there are no facts or circumstances which may give rise to the same.

3.21        Customers, Distributors and Suppliers.

(a)           Customers.  All Contracts with customers were entered into by or on behalf of BabyCare and were entered into in the ordinary course of business for usual quantities and at normal prices.  Each such Contract of BabyCare with a customer involves commitments of not less than the published list price on the standard Contract used by BabyCare.

(b)           Suppliers.  All Contracts with suppliers were entered into by or on behalf of BabyCare and were entered into in the ordinary course of business for usual quantities and at normal prices. Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate, correct and complete:

(i)            list of the 15 largest suppliers of BabyCare, determined on the basis of costs of items purchased for the six (6) month period ended June 28, 2010; and

(ii)           list of all sole source suppliers of BabyCare that received more than US$50,000 from BabyCare (on a annualized basis) for the fiscal year ended December 31, 2009.

(c)           Section 3.21(c) of the Seller Disclosure Schedule sets forth the pricing policy and all other material terms and policies related to the distribution and sale of the Products and BabyCare’s direct selling business.

(d)           BabyCare has not entered into any Contract under which BabyCare is restricted from selling, licensing or otherwise distributing any Products to any class of customers, in any geographic area, during any period of time or in any segment of the market.  There is no purchase commitment which provides that any supplier will be the exclusive supplier of BabyCare or distributor.  There is no purchase commitment requiring any BabyCare Company to purchase the entire output of a supplier.

(e)           BabyCare has not received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that any current customer, supplier or distributor identified in the Seller Disclosure Schedule may cease dealing with BabyCare, may otherwise materially reduce the volume of business transacted by such Person with BabyCare or otherwise is materially dissatisfied with the service BabyCare provides such Person.  The Seller and the BabyCare Companies have no reason to believe that any such Person will cease to do business with BabyCare after, or as a result of, consummation of the Transaction contemplated under the Transaction Documents, or that such Person is threatened with bankruptcy or insolvency.  To the Seller’s Knowledge, there exists no fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person.

3.22        Tax Matters.

(a)           General.  The provisions for Taxes in the respective Financial Statement are sufficient for the payment of all accrued and unpaid applicable Taxes of each BabyCare Company, whether or not assessed or disputed as of the date of each such balance sheet.  Each BabyCare Company has duly and timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true, correct, and complete in all material respects.  Each BabyCare Company has withheld and paid all Taxes that are required to be withheld or due and payable (whether or not shown on any Tax Return), including the Taxes in connection with any amounts due or owing to any employee, independent contractor, creditor, stockholder or other third party, and no Tax Encumbrances are currently in effect against any of the assets of any BabyCare Company.  Neither of the BabyCare Companies is subject to any waivers of applicable statutes of limitations with respect to Taxes for any year.  Since the Balance Sheet Date, neither of the BabyCare Companies has incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and each BabyCare Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.  All preferential Tax treatments enjoyed by any BabyCare Company on or prior to the Closing are set forth in Section 3.22(a) of the Seller Disclosure Schedule and have been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in applicable Laws.  Neither of the BabyCare Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(b)           TRE Representation.  The Seller and BabyCare Holdings are operated and managed by their personnel residing in PRC.  Management of daily operations and finance activities are performed in Beijing, PRC.  The main accounting books, minutes of board meetings, and other important assets of the Seller and BabyCare Holdings were kept at an executive office located in Beijing, PRC.  Senior management personnel for both Seller and BabyCare Holdings reside in PRC.  To the Seller’s best Knowledge based on due inquiry, the companies would be deemed to be PRC Tax Residence Enterprises according to Article 2, Paragraph 2 of PRC Corporate Income Tax Law and Article 4 of Detailed Rules of PRC Corporate Income Tax Law and with a broad application of the Circular Guoshuifa 2009 No.82 issued by the State Administration of Taxation in April of 2009.  Due to losses incurred by BabyCare Holdings in the periods after January 1st, 2008, there are no outstanding PRC tax liabilities exist at BabyCare Holdings as of the date hereof and the Closing Date.

(c)           Tax Authority.  There have been no examinations or audits of any Tax Returns by any applicable Governmental Authority. No written claim has ever been made by any Governmental Authority in a jurisdiction where the BabyCare Companies do not file Tax Returns that any BabyCare Company is or may be subject to taxation by that jurisdiction.  Neither of the BabyCare Companies has received notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority.  No issues relating to Taxes of any BabyCare Company were raised by the relevant Governmental Authorities in any completed audit or examination.

3.23        Interested Party Transactions.  Except as disclosed in Section 3.23 of the Seller Disclosure Schedule, no Interested Party (a) currently has or has had any direct or indirect interests in any Contract to which any BabyCare Company is a party or by which it or its properties may be bound or affected, or in any Person with which any BabyCare Company has a business relationship, or (b) is indebted to any BabyCare Company nor is any BabyCare Company indebted (or committed to make loans or extend or guarantee credit) to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

3.24        Employee Matters.

(a)           General. Each BabyCare Company (i) is in compliance in all aspects with all applicable Laws respecting employment, employment practices and terms and conditions of employment, including without limitation the applicable PRC Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions; (ii) has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing; and (iv) other than as required by applicable Laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.  There are no pending, threatened or reasonably anticipated Proceedings against any BabyCare Company under any worker’s compensation policy or long-term disability policy.  None of the BabyCare Companies has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee.

(b)           Employment Relations.  Each employee, officer, director and consultant of the BabyCare Companies has duly executed an employment agreement containing confidentiality, non-compete and intellectual property rights assignment provisions, which agreement is in full force and effect and binding upon and enforceable against each such Person, and to the Seller’s Knowledge, none of the employees, officers, directors or consultants is in violation thereof.  None of the BabyCare Companies and the Seller is aware that any Key Employee intends to terminate his or her employment with any BabyCare Company, nor does any BabyCare Company have a present intention to terminate the employment of any Key Employee.  Except as set forth in Section 3.24(b) of the Seller Disclosure Schedule, there is no share incentive, share option, profit sharing, bonus or other incentive arrangement for or affecting any current or former employee or worker of any BabyCare Company.  Except as required by applicable Laws, none of the BabyCare Companies has or maintains any employee benefit plan, employee pension plan, medical insurance, or life insurance to which any BabyCare Company contributed or is obligated to contribute thereunder for current or former employees of any BabyCare Company.

3.25        No Other Business.

(a)           BabyCare Holdings.  BabyCare Holdings was formed solely to acquire and hold Equity Securities in BabyCare and since its formation has not engaged in any other business and has not incurred any Liability in the course of its business of acquiring and holding its Equity Securities in BabyCare.

(b)           BabyCare.  BabyCare is engaged solely in the Business since its formation and has not engaged in any other business activities.

3.26        Minute Books. The minute books of each BabyCare Company that have been made available to the Buyer contain a complete summary of all meetings and actions taken by directors, shareholders or owners of such BabyCare Company since its formation, and reflect all transactions referred to in such minutes accurately in all respects.

3.27        Brokers/Finders.  Neither of the BabyCare Companies has any Contract, arrangement or understanding with any broker, finder or similar agent with respect to the Transactions.

3.28        Obligations of Management.  Except as set forth in Section 3.28 of the Seller Disclosure Schedule, each Key Employees is currently devoting all of his or her working time to the conduct of the business of the BabyCare Companies.  Except as contemplated under this Agreement or other Transaction Documents or Ancillary Document, none of the Key Employees is planning to work less than full time at the BabyCare Companies in the future.  None of the Key Employees, directly or indirectly, owns, manages, is engaged in, operates, controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participates in the ownership, management, operation, or control of, any Person whose products or activities are the same as, similar to or in any way competitive with any of the Products or activities of the Business as currently conducted or as currently contemplated by the BabyCare Companies to be conducted in the PRC.

3.29        Insolvency.  Both prior to and after the Closing, (a) the aggregate assets of each BabyCare Company, at a fair valuation, exceeds or will exceed the aggregate debt of each such entity, as the debt becomes absolute and mature, and (b) none of the BabyCare Companies has incurred or intends to incur, and will not have incurred or intended to incur debt beyond its ability to pay such debt as such debt becomes absolute and matures.  There has not been commenced against any BabyCare Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, or any Proceeding for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs.

3.30        Full Disclosure. None of the representations and warranties contained in this Section 3, when all such representations and warranties are read together in their entirety, (i) contains any untrue statement of fact or (ii) omits or will omit to state any fact necessary to make such representations and warranties (in light of the circumstances under which they were made) not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND USANA

The Buyer and USANA hereby jointly and severally make the following representations and warranties to the Seller as of the date hereof.

4.1          Organization and Good Standing.  Each of Buyer and USANA is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Buyer and USANA is duly qualified or licensed to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

4.2          Authority.  Each of Buyer and USANA has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation by each of Buyer and USANA of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of each of Buyer and USANA is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction.  This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by each of Buyer and USANA.   This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of each of Buyer and USANA, enforceable against each of Buyer and USANA in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.3          No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Buyer and USANA do not and will not, with or without notice or lapse of time, conflict with or violate either the Buyer’s or USANA’s Certificate of Incorporation or bylaws or equivalent organizational documents, or any Legal

Requirement applicable to the Buyer or USANA or by which any property or asset of the Buyer or USANA is bound or affected, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect.

4.4          Valid Issuance of Consideration Shares.  The Consideration Shares, when issued by USANA and sold and delivered by Buyer to the Seller in accordance with Section 1.2(a)(ii) of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.5          Financial Capacity.  At the Closing, the Buyer shall have sufficient funds, or shall have procured adequate financing, to enable the Buyer to consummate the Transaction in accordance with the terms and conditions hereof.

4.6          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyer.

4.7          Full Disclosure. None of the representations and warranties contained in this Section 4, when all such representations and warranties are read together in their entirety, (i) contains any untrue statement of fact or (ii) omits or will omit to state any fact necessary to make such representations and warranties (in light of the circumstances under which they were made) not misleading.

SECTION 5.  ADDITIONAL AGREEMENTS

5.1          Non-Solicitation.

(a)           Seller’s Non-Solicitation Covenants.  From and after the Closing until the eighteen-month anniversary of the Closing Date, the Seller shall not, and shall cause each of its Major Shareholders not to, directly or indirectly:

(i)            at any time, either for itself or for any other Person, solicit or encourage, or take any action intended to solicit or encourage, any employee, director, partner, independent contractor or consultant of the Buyer or any Affiliate of the Buyer to terminate, discontinue or alter his, her or its relationship with the Buyer or any such Affiliate, or in any other way interfere with the relationship between any such Person and the Buyer or any such Affiliate;

(ii)           at any time, employ or otherwise engage as a contractor or consultant any Person employed or engaged as a contractor or consultant by the Buyer or any Affiliate of the Buyer during such Person’s employment or engagement with the Buyer or any such Affiliate or for one year following termination of such employment or engagement; or

(iii)          at any time, divert or attempt to divert from the Buyer or any Affiliate of the Buyer any business of any kind in which they are engaged, or otherwise induce or attempt to induce any supplier or customer of the Business to terminate, discontinue or alter his, her or its relationship with the Buyer or any Affiliate of the Buyer.

(b)           Non-solicitation Covenants: Scope and Choice of Law.

(i)            It is the intention of the parties that these covenants be enforced to the greatest extent (but to no greater extent), as to time, geography, and scope, as is permitted by the Laws of that jurisdiction whose Law is found to be applicable to any acts in breach of these covenants.  These covenants shall be governed by and construed according to that Law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.  The prohibitions in each of subsection (a)(i) to (a)(iii) of this Section 5.1 shall be deemed, and shall be construed as separate and independent agreements between the Buyer and the Seller.

(ii)           If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

(iii)          If any court of competent jurisdiction shall determine that the provisions of this Section 5.1 exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall nevertheless be enforceable by such court against the Seller and/or the relevant shareholders of the Seller upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.

(c)           Assignment by the Buyer.  The parties agree that the covenants of Seller not to compete contained in this Section 5.1 may be assigned by the Buyer to any Person to whom may be transferred the Shares or the Business of the BabyCare Companies by the sale or transfer of their business and assets or otherwise.  It is the parties’ intention that these covenants of the Seller shall inure to the benefit of any Person that may succeed to the Business of the BabyCare Companies (as acquired by the Buyer under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

(d)           Injunctive Relief.  The parties agree that in the event of a breach by the Seller of any of the covenants set forth in this Section 5.1, monetary damages alone would be inadequate to fully protect the Buyer from, and compensate the Buyer for, the harm caused by such breach or threatened breach.  Accordingly, the Seller agrees that if it breaches or threatens breach of any provision of this Section 5.1, the Buyer shall be entitled to, in addition to any other right or remedy otherwise available, injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Section 5.1.  The Buyer shall not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

5.2          Confidentiality.

(a)           Each party shall, and shall cause its Representatives to maintain in strict confidence, and will cause their respective Representatives to maintain in strict confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Transactions contemplated hereunder, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or Government Approval required for the consummation of the Transactions contemplated hereunder, or (iii) the furnishing or use of such information is required by applicable Legal Requirements.

(b)           If the Transactions contemplated hereunder are not consummated for any reason, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, each of the Seller and the BabyCare Companies waive any cause of action, right, or claim arising out of the access of the Buyer or its Representatives to any trade secrets or other confidential information of the Seller or the BabyCare Companies except for the intentional competitive misuse by the Buyer of such trade secrets or confidential information.

(c)           Without limiting the foregoing, no party shall issue any press release or make any public announcement relating to the Transaction without the prior written approvals of the Buyer and the Seller, which approval shall not be unreasonably withheld or delayed; provided, however, that this Section 5.2 shall not restrict the Buyer from publically announcing the terms of the Transaction as may be required by applicable Law, as long as a copy of such public announcement is provided to the Seller in advance.

5.3          Termination of Trademark License Agreement.  The Seller agrees that it shall, as soon as possible but no later than two hundred seventy (270) days after the Closing, at its own expense as to travel and communications by Seller’s personnel, deliver to Buyer the documents, in the form and substance satisfactory to Buyer, that provide (A) that Seller undertakes to obtain from Discovery Toys, Inc. a waiver of its rights and claims for all the outstanding royalties payable by BabyCare to the account of Discovery Toys, Inc. and other rights or claims it may have as contemplated under the Trademark License Agreement, and (B) that the relevant provision regarding the payment arrangement under the Trademark License Agreement has been amended to the satisfaction of Buyer.

SECTION 6.  CONDITIONS TO CLOSING

6.1          Conditions Precedent to Obligations of the Buyer.  The obligations of the Buyer to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by the Buyer in writing:

(a)           Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Buyer under this Agreement shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)           Performance of Obligations.  Each of the Seller and the BabyCare Companies shall have performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)           Corporate Approval.  Each of the Seller and the BabyCare Companies shall have obtained the consent of its directors and/or stockholders and/or shareholders and shall have completed all action required by all applicable Laws and its Constitutional Documents for the purpose of approving this Agreement, the other Transaction Documents and the consummation of the Transaction in accordance with the terms and conditions hereunder and thereunder.

(d)           Consents and Waivers for the Transactions.  Each of the Seller and the BabyCare Companies shall have obtained any and all Governmental Approvals and Consents necessary for the consummation of the Transactions as contemplated under the Transaction Documents, including but not limited to the Consent and waiver of the shareholders of the Seller of any consent rights, rights of first refusal, preemptive rights and all similar rights in connection with the consummation of the Transactions.  Each of such Governmental Approvals and Consents shall be in full force and effect as of the Closing, and copies of which shall have been delivered to the Buyer on or prior to the Closing.

(e)           Governmental Approvals and Consents for the Business.  Each of the BabyCare Companies shall have obtained any and all Governmental Approvals and Consents necessary for the conduct of the Business as currently conducted or as currently planned or contemplated to be conducted, which Governmental Approvals and Consents shall be in full force and effect as of the Closing, and copies of which shall have been delivered to the Buyer on or prior to the Closing.

(f)            Due Diligence. The Buyer shall have completed to its satisfaction the business, legal, financial due diligence investigation of the BabyCare Companies.

(g)           Legal Requirements.  No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction at the Closing, or which otherwise adversely affects in any material respect the right or ability of the Buyer to own, operate or control the Shares, in whole or material part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(h)           Execution of Transaction Documents.  Each Transaction Document and Ancillary Document shall have been duly executed and delivered by all the parties thereto (except the Buyer).

(i)            Pet Lane Asset Transfer. The Buyer shall enter into an agreement with a third party transferee (the “Pet Lane Transferee”) in form and substance satisfactory to the Buyer for, and consummate, the following transactions (such agreement, the “Pet Lane Asset Transfer Agreement”): (A) the transfer of all Excluded Pet Lane Assets to the Pet Lane Transferee, and (B) the assumption of all Excluded Pet Lane Liabilities by the Pet Lane Transferee.  As a result of such agreement and consummation of the transactions contemplated therein, the Buyer shall become the wholly-owned subsidiary of USANA or USANA’s Affiliates, the Trust Agreement shall be terminated upon Closing and the Management Services Agreement shall be terminated when the Trust Agreement is terminated.

(j)            Discharge of Indebtedness and Removal of Encumbrances.  Each BabyCare Company shall have fully paid, discharged or satisfied all Indebtedness (except for

Indebtedness incurred in relation to the leases listed in Section 3.12(b) of the Disclosure Schedule or budgeted accounts payable incurred in its ordinary course of business) and shall have removed or caused to be removed all Encumbrances created on any of its assets, and evidence of such payment, discharge or satisfaction shall have been provided to the Buyer to its satisfaction.

(k)           Assignment and Termination of Trust Agreement. The Seller shall have duly assigned all its rights and obligations under the Trust Agreement to BabyCare Holdings to the satisfaction of Buyer, with such Trust Agreement to be terminated upon Closing.

(l)            Closing Deliveries.  The Seller shall have delivered to the Buyer all of the closing documents and agreements set forth in Section 2.2.

6.2          Conditions Precedent to Obligations of Seller.  The obligations of the Seller to consummate the Transactions are subject to the satisfaction of the following conditions, unless waived by the Seller in writing:

(a)           Representations and Warranties.  The representations and warranties of the Buyer and USANA set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Seller by the Buyer or USANA under this Agreement shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)           Performance of Obligations.  Each of the Buyer and USANA shall have performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

SECTION 7. INDEMNIFICATION

7.1          Survival of Representations and Warranties.

(a)           All representations and warranties of the Seller in this Agreement or any other Transaction Document shall survive the Closing for a period of up to eighteen (18) months following the Closing Date (the “Survival Date”); provided, that:

(i)            there shall be no expiration date in the case of claims for fraud or willful misrepresentation by Seller; and

(ii)           any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 7.4 shall survive until final resolution of such claim.

(b)           The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

7.2          Indemnification by Seller.  Subject to the limitations set forth in this Section 7, the Seller shall indemnify, defend and hold harmless the Buyer and its Representatives (collectively, the “Buyer Indemnified Persons”) from and against any and all Damages, whether or not involving a third party claim, including reasonable attorneys’ fees (collectively, the “Buyer Damages”), arising out of, relating to or resulting from:

(a)           any breach of a representation or warranty of the Seller contained in this Agreement or in any other Transaction Document;

(b)           any breach of a covenant or agreement of the Seller or BabyCare Holdings (with respect to the covenant or agreement of BabyCare Holdings, such breach prior to the Closing) contained in this Agreement or in any other Transaction Document; or

(c)           any and all Taxes of the BabyCare Companies with respect to any periods ending on or prior to the Closing Date (including without limitation to its Tax obligations associated with the transactions contemplated under this Agreement), or with respect to the portion through the Closing Date of a period that commences before and ends after the Closing Date; any and all costs and expenses incurred by the BabyCare Companies in connection with compliance matters relating to Taxes covered by this subsection (c), including costs and expenses relating to Tax Return preparation and disputes with taxing authorities; and any and all Taxes arising as a result of the transactions contemplated by this Agreement, including share transfer Taxes.  In addition to the indemnification obligation of Seller set forth under this provision, prior to the Survival Date the Seller or its Representatives shall address any future tax inquiries as so provided if any BabyCare Company is contacted by any PRC Governmental Authority or the agent designated by any PRC Governmental Authority with respect to a PRC tax audit associated with the transaction or with BabyCare Holdings’ operations prior to the transaction.

7.3          Indemnification by the Buyer and USANA.  Subject to the limitations set forth in this Section 7, the Buyer and USANA shall jointly and severally indemnify, defend and hold harmless the Seller and its Representatives (collectively, the “Seller Indemnified Persons”) from and against any and all Damages, whether or not involving a third party claim, including reasonable attorneys’ fees (collectively, the “Seller Damages”), arising out of, relating to or resulting from:

(a)           any breach of a representation or warranty of the Buyer or USANA contained in this Agreement or in any other Transaction Document; or

(b)           any breach of a covenant or agreement of the Buyer or USANA contained in this Agreement or in any other Transaction Document.

7.4          Procedures for Indemnification.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 7.2 or 7.3, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(a)           the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(b)           the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (v) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim, or (vi) the Indemnitee reasonably believes that the Buyer Damages or the Seller Damages, as the case may be, relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Section 7; and

(c)           if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

7.5          Limitations on Seller’s Indemnification Obligations.  Notwithstanding anything herein to the contrary, the Seller shall not be obligated to indemnify the Buyer under this Section 7:

(a)           unless the aggregate of all the Buyer Damages exceeds US$100,000 (the “Seller’s Basket”), in which case the Buyer shall be entitled to recover all the Buyer Damages, including the amount equal to the Seller’s Basket; or

(b)           to the extent that the aggregate of all the Buyer Damages exceeds the Escrow Amount (the “Seller’s Indemnification Cap”);

provided, that the Seller’s Indemnification Cap and the Seller’s Basket shall not apply to any indemnification obligation of the Seller arising out of, relating to or resulting from

(i)            fraud or intentional misrepresentation by the Seller or BabyCare Holdings (with respect to the actions of BabyCare Holdings, such actions occurring prior to the Closing); or

(ii)           a breach of the representations and warranties by the Seller under Section 3.9 regarding liabilities relating to the Trademark License Agreement, including any breach of the related disclosures by the Seller in Section 3.9 of the Seller Disclosure Schedule regarding liabilities relating to the Trademark License Agreement or covenants or agreements by the Seller contemplated under Section 5.3 hereof; and

provided further that, Buyer Damages, if any, arising from breach stated in Section 7.5(b)(ii) above will be included in calculating the Seller’s Indemnification Cap applicable to Buyer Damages generally, even though Buyer Damages arising from breach stated in Section 7.5(b)(ii) above are not themselves limited by the Seller’s Indemnification Cap or the Seller’s Basket; provided further that, if when any Buyer Damages arising from the breach stated in Section 7.5(b)(ii) above, when added to any other Buyer Damages (which are not related to the breach stated in the Section 7.5(b)(ii) above), cause the Seller Indemnification Cap to be exceeded, the Buyer shall be entitled to the entire Escrow Amount and the Seller shall immediately pay to the Buyer the amount which exceeds the Seller Indemnification Cap; and

provided further, that in determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

7.6          Limitations on Buyer’s Indemnification Obligations.  Notwithstanding anything herein to the contrary, the Buyer shall not be obligated to indemnify the Seller under this Section 7:

(a)           unless the aggregate of all Seller Damages exceeds US$100,000 (the “Buyer’s Basket”), in which case the Seller shall be entitled to recover all Seller Damages, including the amount equal to the Buyer’s Basket; or

(b)           to the extent that the aggregate of all Seller Damages exceeds the Escrow Amount (the “Buyer’s Indemnification Cap”);

provided, that the Buyer’s Indemnification Cap and the Buyer’s Basket shall not apply to any the Buyer indemnification obligation arising out of, relating to or resulting from

(i)            fraud or intentional misrepresentation by the Buyer; or

(ii)           a breach of the Buyer’s obligations to deliver the Purchase Price in accordance with Section 1.2;

provided further, that in determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

7.7          Remedies Exclusive.  The remedies provided for in this Section 7 shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of the representations and warranties contained in this Agreement, any other Transaction Documents or Ancillary Document, except (a) in the event and to the extent of any fraud or intentional misrepresentation; and (b) with respect to any covenants (but not representations or warranties) under this Agreement, any other Transaction Documents or Ancillary Document, and, at the Buyer’s sole discretion, the Buyer may seek indemnification from the Escrow Amount or directly against the Seller or its Affiliates in connection with a Buyer Damage related to fraud or intentional misrepresentation.

SECTION 8.  MISCELLANEOUS PROVISIONS

8.1          Amendments and Waivers.  This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties.  Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

8.2          Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth below, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.2 by giving, the other party written notice of the new address in the manner set forth above.

If to the Seller or any BabyCare Company:

Attention:	Liji Yang, Chief Financial Officer
Address:	BabyCare Ltd. 4F, Bldg. A, East Gate Plaza 9 Dong Zhong St.
Dong Cheng District Beijing, 100027 PRC
Telephone:	+86-10-6419-8869
Facsimile:	+86-10-6418-2021

With Copy To:

Attention:	Fraser Mendel
Address:	Schwabe Williamson & Wyatt
1420 5th Avenue, Suite 3400
Seattle WA 98101, USA
Telephone:	+1-206-407-1573
Facsimile:	+1-206-292-0460

If to the Buyer or USANA:

Attention:	Jeffrey Yates, Chief Financial Officer
Address:	3838 West Parkway Boulevard
Salt Lake City, Utah 84120, USA
Telephone:	+1 (801) 954-7100
Facsimile:	+1 (801) 954-7406

With Copy To:

Attention:	Office of General Counsel
Address:	USANA Health Sciences, Inc.
3838 West Parkway Boulevard
Salt Lake City, Utah 84120, USA
Telephone:	+1 (801) 954-7100
Facsimile:	+1 (801) 954-7817

8.3          Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the internal Laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the internal Laws of the State of New York to the rights and duties of the parties hereunder

8.4          Assignments Prohibited; Successors and Assigns.  None of the Seller or the BabyCare Companies shall assign, or permit an assignment (by operation of Law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of the Buyer.  Any purported assignment or other disposition by any of the Seller or the BabyCare Companies, except as permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

8.5          No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

8.6          Counterparts.  This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

8.7          Severability.  If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.8          Entire Agreement.  This Agreement, together with all the other Transaction Documents and Ancillary Documents, and all exhibits and schedules attached hereto and thereto, contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including the letter re offer to acquire YaoLan Ltd. and underlying BabyCare business dated January 21, 2010.  The parties intend that this Agreement, together with the other Transaction Documents and Ancillary Documents , shall be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

8.9          Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit or approval of any kind or character on the part of any party of any condition or breach of default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by laws or otherwise afforded to any party shall be cumulative and not alternative.

8.10        Interpretation.  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement.  The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the Recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.  Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

8.11        Construction.  The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.  Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

8.12        Expenses of the Parties.  Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.13        Dispute Resolution; Venue; Service of Process.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, such dispute shall be resolved exclusively by the federal courts located in Salt Lake County in the State of Utah, USA, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment, provided that service of process is effected upon such party as permitted by applicable law.

8.14        Further Assurances.  Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

8.15        Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Signatures Follow On a Separate Page

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

Buyer:

Pet Lane, Inc.

By
Name:
Title:

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

USANA:

USANA Health Sciences, Inc.

By
Name:
Title:

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

Seller:

YaoLan Ltd.

By
Name:
Title: